EXHIBIT 99.1

Clearfield, Inc. Reports Fiscal 2015 2nd Quarter Results

Revenue Consistent With Company Issued Outlook; Growth Strategy Proving Successful With Significant Increase in Backlog; Year-End Revenues Difficult to Forecast

	Second Quarter	Year to Date
Revenues:	$12,371,000	$26,357,000
	down 6% from second quarter 2014	down 10% from first half 2014
Gross Profit:	$4,753,000	$10,496,000
	down 17% from second quarter 2014	down 17% from first half 2014
Pre-tax Income:	$489,000	$2,131,000
	down 75% from second quarter 2014	down 58% from first half 2014
Net Income	$289,000	$1,358,000
	down 76% from second quarter 2014	down 58% from first half 2014
Net Income per Diluted Share:	$0.02 per diluted share	$0.10 per diluted share

Balance Sheet: $31,997,000 in cash, cash equivalents and short and long-term investments at March 31, 2015 and no debt.

MINNEAPOLIS, April 23, 2015 (GLOBE NEWSWIRE) -- Clearfield, Inc. (Nasdaq:CLFD), the specialist in fiber management and connectivity platforms for communications providers, today announced results for its second quarter of fiscal year 2015, which ended March 31, 2015.

Revenue for the second quarter 2015 was $12,371,000 in comparison to $13,214,000 for the second quarter 2014, a decrease of 6%. Gross profit was $4,753,000 for the second quarter of 2015, in comparison to $5,721,000 for the second quarter of 2014, a decrease of 17%. Gross profit percent for the second quarter of 2015 was 38.4%, down from 43.3% in the second quarter of 2014. Operating expenses were $4,289,000 for the second quarter of 2015, in comparison to $3,805,000 from the second quarter of 2014, an increase of 13%. Pre-tax income was $489,000 for the second quarter of 2015, down $1,451,000, or 75%, from $1,940,000 recorded in the second quarter of 2014. Income tax expense was $200,000 for the second quarter of 2015, a decrease of $514,000 from $714,000 recorded in the second quarter of 2014. Net income was $289,000 for the second quarter 2015, compared to net income of $1,226,000 in the second quarter 2014.

Year to Date Performance

Revenue for the six month period ending March 31, 2015, was $26,357,000 in comparison to $29,361,000 for the comparable period in 2014, a decrease of 10%. Gross profit was $10,496,000 for the six month period ending March 31, 2015, in comparison to $12,658,000 for the comparable period in 2014, a decrease of 17%. Gross profit percent for the six months ending March 31, 2015 was 39.8% in comparison to 43.1% for the comparable period in 2014. Operating expenses were $8,415,000 for the six month period ending March 31, 2015, in comparison to $7,670,000 in the comparable period in 2014, an increase of 10%. Pre-tax income was $2,131,000 for the six month period ending March 31, 2015, down $2,902,000, or 58%, from $5,033,000 recorded in the comparable period in 2014. Income tax expense was $773,000 for the six month period ending March 31, 2015, a decrease of $1,051,000 from $1,824,000 recorded in the comparable period in 2014. Net income was $1,358,000 for the six month period ending March 31, 2015, compared to $3,209,000 for the similar period in 2014.

Orders in Backlog and Select Balance Sheet Highlights

Orders in backlog as of March 31, 2015, totaled $3,211,000 in comparison to $2,474,000 as of December 31, 2014, an increase of 30%, and $2,735,000 as of March 31, 2014, an increase of 17%. Cash, cash equivalents and short and long-term investments at March 31, 2015, totaled $31,997,000 compared to $33,125,000 at September 30, 2014. The Company has no debt.

- Cheryl Beranek, President & CEO of Clearfield

"I am exceptionally pleased with the execution of our strategic plan through the first half of fiscal year 2015. Clearfield is on schedule with our strategic initiatives with the completion of our move to our new facility, the optimization of our Mexican manufacturing plant, two new product categories being announced to market and growth within targeted customer groups."

"When we entered fiscal year 2015, Clearfield stated that we expected our revenues would be slightly lower for the first two quarters of the year. Revenues for the first two quarters, which are seasonally our lowest for the year, were consistent with this previously issued outlook."

"Our product development and market creation activities are being executed according to plan and have resulted in revenues into new accounts and new markets ahead of our expectations. When we entered this year, we stated that Clearfield would be investing in sales and product development resources that could be instrumental in helping Clearfield expand its sales beyond the Tier 3 service provider, to larger Incumbent Local Exchange Carrier (ILEC) providers, both telco and cable, at the Tier 1 and Tier 2 levels. We also communicated a strategy to expand our sales outside of the United States."

"Results to date would indicate that our strategy is proving successful. Sales to ILECs exceeded our expectations, recording a strong 12% growth for the quarter and is up 33% for the two-quarter period. Included within this number is revenues from outside the U.S. which were up from the first quarter. Our product testing process for Telcordia certification is continuing with completion of this initial test series anticipated this summer."

"Unfortunately, revenues associated with product sales to what was our largest customer in our last fiscal year remain weak and under our expectation. As a Competitive Local Exchange Carrier (CLEC), this customer and associated contractors have experienced deployment delays associated with permitting and right-of-way. However, having been a supplier to this customer group for more than two years, Clearfield believes our share of deployed fiber management solutions for projects in which we are active remains steady."

"Gross profit margins for the quarter were negatively affected by product mix and lower volume. We expect gross profit margins to rebound in the second half of the year as our move is now complete and volumes increase. S, G, & A costs include one-time costs associated with our move to expanded U.S. operations which was completed in the second quarter. In addition, as stated previously in this release, the Company continues to invest in our long-term strategy of servicing larger ILEC customers. Additional sales and field engineering resources were added and two new product categories were introduced to the market this quarter."

"Moving forward, we believe the growth of sales to larger ILEC customers and our growing share of that market will continue. The increase in backlog as of March 31 as well as recent bookings and forecasts received from both of the ILEC and CLEC customer groups supports Clearfield's outlook of a strong second half. However, due to the uncertainty of the market dynamics affecting both the ILEC and CLEC customer groups, annual revenue growth may or may not reach levels expected at the start of the year. Accordingly, we are declining to provide a more definitive growth outlook at this time."

FieldReport Available

The Company's FieldReport for the second quarter and year-to-date 2015 is now available on the Company's website at www.clearfieldconnection.com by following the link to "FieldReports" under "Investor Relations" under "About Clearfield" or by clicking www.clearfieldconnection.com/about-clearfield/investor-relations/field-reports.php.

About Clearfield, Inc.

Clearfield, Inc. (Nasdaq:CLFD) designs, manufactures and distributes fiber optic management products for the communications networks of leading ILECS, CLECs, MSO/cable TV companies and mobile broadband providers. We help service providers solve the Fiber Puzzle, which is how to reduce high costs associated with deploying, managing, protecting and scaling a fiber optic network to deliver the mobile, residential and business services customers want. Based on the patented Clearview™ Cassette, our unique single-architected, modular fiber management platform is designed to lower the cost of broadband deployment and maintenance by consolidating, protecting and distributing incoming and outgoing fiber circuits and enable our customers to scale their operations as their subscriber revenues increase. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year.

Forward-Looking Statements

Forward-looking statements contained herein and in the FieldReport are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as "may," "will," "expect," "believe," "anticipate," "estimate," "outlook," or "continue" or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company' s future revenue and operating performance, growth of the FTTH market, effectiveness of the Company's sales and marketing strategies and organization, utilization of manufacturing capacity, and the development and marketing of products. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation: our results of operations could be adversely affected now that the stimulus funds of the American Recovery and Reinvestment Act are fully allocated and projections are nearing completion; National Broadband Plan's transitioning from the USF to the CAF program may cause our customers and prospective customers to delay or reduce purchases; a significant percentage of our sales in the last two fiscal years have been made to a small number of customers, and the loss of these major customers would adversely affect us; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; our results of operations could be adversely affected by economic conditions and the effects of these conditions on our customers' businesses; our operating results may fluctuate significantly from quarter to quarter, which may make budgeting for expenses difficult and may negatively affect the market price of our common stock; to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; we may face circumstances in the future that will result in impairment charges, including, but not limited to, significant goodwill impairment charges; we rely on single-source suppliers, which could cause delays, increases in costs or prevent us from completing customer orders, all of which could materially harm our business; our success depends upon adequate protection of our patent and intellectual property rights; further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; we are dependent on key personnel; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; and we face risks associated with expanding our sales outside of the United States; and other factors set forth in Clearfield's Annual Report on Form 10-K for the year ended September 30, 2014 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events.

CLEARFIELD, INC.
CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended		Six Months Ended
	March 31		March 31
	2015	2014	2015	2014

Net sales	$ 12,370,784	$ 13,213,855	$ 26,357,404	$ 29,361,477

Cost of sales	7,617,347	7,493,292	15,861,453	16,703,269

Gross profit	4,753,437	5,720,563	10,495,951	12,658,208

Operating expenses
Selling, general and administrative	4,289,304	3,805,011	8,415,301	7,670,030
Income from operations	464,133	1,915,552	2,080,650	4,988,178

Interest income	24,528	24,753	50,384	44,453
Income before income taxes	488,661	1,940,305	2,131,034	5,032,631

Income tax expense	200,000	714,000	773,000	1,824,000

Net income	$ 288,661	$ 1,226,305	$ 1,358,034	$ 3,208,631

Net income per share:
Basic	$0.02	$0.09	$0.10	$0.25
Diluted	$0.02	$0.09	$0.10	$0.24

Weighted average shares outstanding:
Basic	13,191,234	12,746,904	13,206,877	12,717,842
Diluted	13,546,572	13,613,287	13,564,173	13,580,117

CLEARFIELD, INC.
CONDENSED BALANCE SHEETS

	(Unaudited) March 31, 2015	(Audited) September 30, 2014
Assets
Current Assets
Cash and cash equivalents	$ 17,061,497	$ 18,191,493
Short-term investments	7,858,000	6,632,000
Accounts receivable, net	4,755,767	5,027,856
Inventories	5,164,221	5,390,342
Other current assets	2,971,070	2,792,692
Total current assets	37,810,555	38,034,383

Property, plant and equipment, net	5,258,571	2,462,250

Other Assets
Long-term investments	7,078,000	8,302,000
Goodwill	2,570,511	2,570,511
Deferred taxes – long-term	--	156,622
Other long-term assets	310,965	322,132
Total other assets	9,959,476	11,351,265
Total Assets	$ 53,028,602	$ 51,847,898

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$ 2,581,117	$ 2,104,526
Accrued compensation	1,540,949	2,749,080
Accrued expenses	374,421	247,658
Total current liabilities	4,496,487	5,101,264

Other Liabilities
Deferred taxes – long-term	359,471	--
Deferred rent	218,085	--
Total other liabilities	577,556	--
Total Liabilities	5,074,043	5,101,264
Commitment and contingencies	--	--
Shareholders' Equity
Common stock	137,158	137,430
Additional paid-in capital	55,887,152	56,036,989
Accumulated deficit	(8,069,751)	(9,427,785)
Total Shareholders' Equity	47,954,559	46,746,634
Total Liabilities and Shareholders' Equity	$ 53,028,602	$ 51,847,898
CONTACT: Cheryl P. Beranek
         Chief Executive Officer and President
         Investor-relations@clfd.net
         763-476-6866